Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-120205
PROSPECTUS

NRG Energy, Inc.

Exchange Offer for

$1,350,000,000
8% Second Priority Senior Secured Notes due 2013

We are offering to exchange:

up to $1,350,000,000 of our new 8% Second Priority Senior Secured Notes due 2013, Series B

for

a like amount of our outstanding 8% Second Priority Senior Secured Notes due 2013.

Material Terms of Exchange Offer:

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	The exchange notes will be guaranteed jointly and severally by each of our current and future restricted subsidiaries other than the Excluded Subsidiaries (as defined under “Description of Notes — Certain Definitions”).

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 15, 2005, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

            For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 8 of this prospectus.

          Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 17, 2005

      Until December 14, 2005, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

      In this prospectus, unless the context requires otherwise: (i) “NRG Energy,” “NRG,” the “Company,” “we,” “us” and “our” refer to NRG Energy, Inc. and its subsidiaries; and (ii) “Issuer” refers to NRG Energy, Inc., exclusive of its subsidiaries.

      NRG Energy, Inc. is a Delaware corporation. Our principal executive office is located at 211 Carnegie Center, Princeton, NJ 08540, and our telephone number at that address is (609) 524-4500. Our website is located at www.nrgenergy.com. The information on, or linked to, our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website. The address of this site is http://www.sec.gov.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the exchange offer.

      1. Our annual report on Form 10-K for the year ended December 31, 2004 filed on March 30, 2005, which we refer to as the “Form 10-K.”

      2. Our Definitive Proxy Statement filed on Schedule 14A on April 12, 2005.

      3. Our quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed on May 10, 2005.

      4. Our current reports on Form 8-K filed on February 24, 2005, March 3, 2005, two Forms 8-K filed on March 30, 2005 (which do not include information deemed “furnished” for purposes of Regulation F-D), May 24, 2005, Form 8-K/A filed on May 24, 2005, Form 8-K/A filed on May 25, 2005, Form 8-K filed on June 15, 2005 and Form 8-K/A filed on June 15, 2005.

i

      If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

NRG Energy, Inc.

211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: General Counsel

      You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

ii

SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors” before making an investment decision.

Overview of NRG

      NRG Energy is a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets consist of a diversified mix of natural gas-, coal- and oil-fired facilities, representing approximately 40%, 31% and 29% of our total domestic generation capacity, respectively. In addition, 23% of our domestic generating facilities have dual- or multiple-fuel capacity, which may allow plants to dispatch with the lowest cost fuel option.

      Our two principal operating objectives are to optimize performance of our entire portfolio, and to protect and enhance the market value of our physical and contractual assets through the execution of asset-based risk management, marketing and trading strategies within well-defined risk and liquidity guidelines. We manage the assets in our core regions on a portfolio basis as integrated businesses in order to serve the requirements of the load-serving entities in our core markets. Our business involves the reinvestment of capital in our existing assets for reasons of repowering, expansion, environmental remediation, operating efficiency, reliability programs, greater fuel optionality, greater merit order diversity, enhanced portfolio effect or for alternative use, among other reasons. Our business also may involve acquisitions intended to complement the asset portfolios in our core regions, and from time to time we may also consider and undertake other merger and acquisition transactions that are consistent with our strategy.

      We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG”. Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500. The address of our website is www.nrgenergy.com. Our recent annual reports, quarterly reports, current reports and other periodic filings are available free of charge through our website. Our Corporate Governance Guidelines and the charters of our Audit, Compensation and Governance and Nominating Committees are also available on our website at www.nrgenergy.com/investor/corpgov.htm. These charters are available in print to any shareholder who requests them.

      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information.”

SUMMARY OF THE EXCHANGE OFFER

The Initial Offerings of Outstanding Notes	We sold $1.25 billion principal amount of the outstanding notes on December 23, 2003 to Lehman Brothers, Inc., Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. We sold $475.0 million principal amount of the outstanding notes on January 28, 2004 to Credit Suisse First Boston LLC and Lehman Brothers, Inc. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended, or the “Securities Act.” In January 2005 and March 2005, we purchased $25 million and $15.8 million, respectively, of notes at market prices. On February 4, 2005, we redeemed and retired $375.0 million of notes.

Registration Rights Agreement	Simultaneously with the initial sales of the outstanding notes, we entered into registration rights agreements for the exchange offer. In the registration rights agreements, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 240 days of the December 23, 2003 issuance of outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreements. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer	We are offering to exchange the outstanding exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on December 23, 2003 and January 28, 2004 in the initial offerings. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on June 10, 2005.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, July 15, 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on July 15, 2005.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Law Debenture Trust Company of New York is serving as the exchange agent in connection with the exchange offer.

SUMMARY OF TERMS OF EXCHANGE NOTES

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	NRG Energy, Inc.

Securities Offered	$1,350,000,000 in aggregate principal amount of 8% Second Priority Senior Secured Notes due 2013, Series B.

Maturity Date	December 15, 2013.

Interest Payment Dates	June 15 and December 15 of each year, commencing on June 15, 2004. Interest on the exchange notes offered hereby will accrue from June 15, 2005.

Guarantees	The exchange notes will be guaranteed jointly and severally by each of our current and future restricted subsidiaries other than the Excluded Subsidiaries (as defined under “Description of Notes — Certain Definitions”). Significant guarantors include Louisiana Generating LLC and its subsidiaries, or “LaGen,” NRG South Central Generating LLC and its subsidiaries, or “South Central,” NRG MidAtlantic Generating LLC and its subsidiaries, or “MidAtlantic,” NRG Northeast Generating LLC and its subsidiaries, or “Northeast,” Indian River Power LLC, or “Indian River,” Oswego Harbor Power LLC, or “Oswego,” and NRG International LLC or “NRG International.” Each guarantee will rank pari passu with all existing and future senior indebtedness of that guarantor and will be senior in right of payment to all existing and future subordinated indebtedness of that guarantor.

Ranking	The exchange notes will be our senior obligations and will rank pari passu in right of payment with all our existing and future senior indebtedness, including the outstanding notes and indebtedness under the Amended Credit Facility. The exchange notes will be senior in right of payment to all our existing and future subordinated indebtedness.

However, because the exchange notes will be guaranteed by only certain of our subsidiaries, they will be effectively junior to all indebtedness and other liabilities, including trade payables, of those subsidiaries that do not guarantee the exchange notes. Our guarantor subsidiaries accounted for approximately 72.9% of our revenues from wholly owned operations for the year ended December 31, 2004 and held approximately 66.3% of our consolidated assets as of March 31, 2005. Our non-guarantor subsidiaries had approximately $1.1 billion in aggregate principal amount of external funded indebtedness as of March 31, 2005. Our outstanding consolidated trade payables were $129.7 million as of March 31, 2005. Approximately 31.8% of these trade payables constituted obligations of NRG and our guarantor subsidiaries.

See “Risk Factors — Risks Related to this Offering — We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.”

As of March 31, 2005 relating to our continuing operations, we had approximately $3.2 billion in aggregate principal amount of indebtedness outstanding, of which $798.9 million was secured by a first-priority lien on the collateral securing the notes, and approximately $150.0 million available for future borrowings under the Amended Credit Facility and $1.1 billion (which would have been held by our non-guarantor subsidiaries) was structurally senior to the notes.

Collateral	Our obligations under the exchange notes will be secured by a second priority security interest in the collateral granted to the collateral trustee for the benefit of the holders of the outstanding notes, the exchange notes offered hereby and other future parity lien debt that may be issued under the indenture. These liens will be junior in priority to the liens on this same collateral securing the Amended Credit Facility. The obligations under the Amended Credit Facility are also secured by certain additional collateral that has not been pledged to secure the exchange notes.

The collateral securing the exchange notes will be all of the property and assets owned or acquired any time by us and the guarantors, except for (i) any lease, license, contract, property right or agreement of NRG or any guarantor, if and only for so long as the grant of a security interest under the security documents would result in a breach, termination, default or invalidity under that lease, license, contract, property right or agreement; (ii) certain interests in real property owned or leased by NRG and any guarantor; (iii) equity interests in certain of our project affiliates that have non-recourse debt financing; (iv) any voting equity interests in excess of 66% of the total outstanding voting equity interest of certain of our foreign subsidiaries; (v) certain equity interests in entities that are jointly owned by us with one or more third parties; (vi) the Xcel Energy cash contribution; and (vii) certain other limited exclusions. For more information, see “Description of Notes — Security” and “Description of Notes — Certain Definitions — Excluded Assets.”

Optional Redemption	On or after December 15, 2008, we may redeem some or all of the exchange notes at the redemption prices set forth under “Description of Notes — Optional Redemption.”

Prior to December 15, 2006, we may redeem up to 35% of the exchange notes issued under the indenture with the net cash proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding after the redemption. On February 4, 2005, we redeemed $375.0 million of the outstanding notes, which were subsequently canceled.

Change of Control	Upon the occurrence of a change of control, holders of the exchange notes will have the right, subject to certain conditions, to require us to repurchase their exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

Covenants	We issued the outstanding notes under the indenture, dated as of December 23, 2003, with Law Debenture Trust Company of New York, as trustee. The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture limits our ability and the ability of the restricted subsidiaries to, among other things:

• incur additional indebtedness and issue preferred stock;

• make restricted payments;

• place restrictions on our restricted subsidiaries to pay dividends or make other distributions to us;

• make investments;

• sell assets;

• enter into transactions with affiliates;

• merge or consolidate with other entities;

• create or incur liens; and

• enter into sale and leaseback transactions.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants.”

Risk Factors

      You should refer to the section entitled “Risk Factors” elsewhere in this prospectus for an explanation of certain risks of participating in the exchange offer.

Additional Information

      Our principal executive office is located at 211 Carnegie Center, Princeton, NJ 08540, and our telephone number is (609) 524-4500.

RISK FACTORS

      You should carefully consider the risks and uncertainties described below and the other information contained and incorporated by reference in this prospectus before you decide whether to exchange your outstanding notes in this offering. The risks and uncertainties described below are not the only ones we may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations.

Risks Associated with the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

      The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

      If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

      We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

      In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

      We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

      We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these exchange notes.

      We have a substantial amount of indebtedness. On March 31, 2005, we had total principal indebtedness of approximately $3.2 billion (of which $1.3 billion consists of the outstanding notes and $798.9 million consists of borrowings under the Amended Credit Facility, which are secured by a first-priority lien on the collateral securing the outstanding notes and the exchange notes). In addition, we have the ability to borrow an additional $150.0 million under our revolving credit facility. These borrowings would also be secured by a first-priority lien on the collateral securing the outstanding notes and these exchange notes.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      In addition, the indenture governing the exchange notes and the Amended Credit Facility contains financial and other restrictive covenants that limit our ability to engage in certain activities. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of certain or all of our debt.

Despite current indebtedness levels, we and certain of our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and certain of our subsidiaries may be able to incur substantial additional indebtedness in the future, including debt secured by first- or second-priority security interests in the collateral that secures the exchange notes. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. The revolving credit facility under our Amended Credit Facility permits additional borrowing of up to $150.0 million and all of such borrowings, together with all other borrowings under the Amended Credit Facility, would rank effectively senior to the exchange notes and the guarantees thereof to the extent of the value of the collateral securing such borrowings. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund working capital and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, weather and other factors that are beyond our control.

      We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated asset sales, cost savings and operating improvements will be realized on schedule if at all or that future borrowings will be available to us under our Amended Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may be required to refinance all or a portion of our indebtedness, including these exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. For further discussion of our liquidity situation and related impacts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” incorporated by reference in this prospectus.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.

      Much of our business is conducted through our subsidiaries. Although certain of our subsidiaries are guarantors of the exchange notes, some of our subsidiaries are not guarantors and thus are not obligated to make funds available to us for payment on the exchange notes. Accordingly, our ability to make payments on the exchange notes is dependent on the earnings and the distribution of funds from subsidiaries, some of which are non-guarantors. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the exchange notes when due.

      Furthermore, certain of our subsidiaries and affiliates are already subject to project financing. Such entities will not guarantee our obligations on the exchange notes. The debt agreements of these subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. Our guarantor subsidiaries represented approximately 75.1% of our revenues from majority owned operations for the three months ended March 31, 2005. Our guarantor subsidiaries held approximately 66.3% of our consolidated assets as of March 31, 2005. Our non-guarantor subsidiaries had approximately $1.1 billion in aggregate principal amount of external funded indebtedness as of March 31, 2005. Our outstanding consolidated trade payables were $129.7 million as of March 31, 2005. Approximately 31.8% of these trade payables constituted obligations of NRG and our guarantor subsidiaries. In addition, a substantial amount of the assets of our non-guarantor subsidiaries and project affiliates has been pledged as collateral under their debt agreements and will be excluded entirely from the second priority liens in favor of the exchange notes.

The collateral securing the exchange notes is subject to control by creditors with first-priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes.

      The exchange notes will be secured on a second-priority basis by substantially all of the collateral securing our Amended Credit Facility on a first-priority basis. The assets of certain subsidiaries are pledged to secure the obligations under the Amended Credit Facility but will not be pledged to secure the exchange notes. Certain other assets, including deposit accounts, are pledged to secure obligations under the Amended Credit Facility but not the exchange notes. In addition, under the terms of the indenture governing the exchange notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the second-priority liens on the collateral securing the exchange notes, and in certain circumstances, in the first-priority liens on the collateral securing our Amended Credit Facility.

      The holders of obligations secured by the first-priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and other obligations secured by second-priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second-priority liens, if any, after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first-priority liens and our other unsecured senior indebtedness. As of March 31, 2005, we had approximately $798.9 million of indebtedness outstanding under the Amended Credit Facility, which is secured by first-priority liens, and an additional $150.0 million was available for borrowing thereunder. Under the indenture, we could also incur additional indebtedness secured by first-priority liens and second-priority liens so long as such first- and second-priority liens are securing indebtedness permitted to be incurred by the covenant described under “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and certain other conditions are met. See “Description of Notes — Security.” Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the exchange notes and the Amended Credit Facility, may have the effect of diluting the ratio of the aggregate amount of the obligations secured by the collateral to the value of such collateral.

The lien-ranking provisions set forth in the indenture and the collateral trust agreement will substantially limit the rights of the holders of the exchange notes with respect to the collateral securing the exchange notes.

      The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture and the collateral trust agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first-priority liens. The trustee, on behalf of the holders of the exchange notes, will not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes are adversely affected. Additional releases of collateral from the second-priority lien securing the exchange notes are permitted under some circumstances. See “Description of Notes — Security” and “Description of Notes — Amendment, Supplement and Waiver.”

An enforcement proceeding against the collateral securing the Amended Credit Facility and the exchange notes may trigger change of control defaults in the project and financing documents of our international subsidiaries.

      The Amended Credit Facility is secured by a first-priority security interest and the exchange notes will be secured by a second-priority security interest in certain collateral. This collateral includes the voting equity interests of our foreign subsidiaries, but for tax reasons, we have provided pledges of equity only in certain of our first tier finance subsidiaries, and only 66% of the voting equity interests of these subsidiaries will be pledged. An enforcement of the pledge of the equity of our foreign subsidiaries could cause a change of control default under some of the project and financing documents for those or other foreign subsidiaries. For certain subsidiaries, the change of control default may trigger our partners’ buy-out rights or give project lenders the right to accelerate their loans. Our foreign subsidiaries may have to seek approvals from foreign regulatory or antitrust authorities upon a change of control. In addition, a change of control may trigger tax or stamp duty payments in certain jurisdictions. As a result, it may be difficult for the secured parties under the Amended Credit Facility and the holders of the exchange notes to realize value from the assets of these foreign subsidiaries.

It may be difficult to realize the value of the collateral securing the exchange notes.

      Each of the facilities that will be included in the collateral is subject to the same kinds of risks as are described under “Risk Factors” and we cannot provide any assurance that any of the environmental or energy permits or other entitlements to operate those facilities would be transferable to the collateral trustee or any purchaser from the collateral trustee in the event of a foreclosure upon that facility. The collateral trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the Federal Energy Regulatory Commission, or

“FERC,” the prior approval by FERC. The collateral trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the collateral trustee’s security interest in the collateral. We cannot assure you that the consents of any third parties and approvals by governmental entities such as FERC will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the collateral trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the collateral may significantly decrease. Even if the collateral trustee assumes the right to operate the facilities, there may also be practical problems associated with the collateral trustee’s ability to identify a qualified operator to operate and maintain the facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of this collateral.

      Our operations involve the use, storage and distribution of certain hazardous materials. As described more fully in “Business — Environmental Matters” incorporated by reference in this prospectus this has led, and can lead, to the presence of contamination on the collateral, which could reduce the value of any contaminated collateral. The so-called federal Superfund law, and many state laws, contain certain lender liability protection that may protect lenders from liability for contamination in the event of foreclosure provided the foreclosing lender follows certain procedural steps and, after foreclosure, makes reasonable efforts to sell the foreclosed property. However, lenders could be liable for existing contamination after foreclosure in the event the lender liability protection procedures are not applicable, are not properly followed or if the law providing such protection is modified or terminated.

      No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. Furthermore, there is a possibility that the security interests with respect to certain collateral may not be timely perfected by the closing of this offering and the Amended Credit Facility. This could impair the collateral trustee’s ability to foreclose on certain collateral on your behalf. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

     Bankruptcy laws may limit your ability to realize value from the collateral.

      The right of the collateral trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy case were to be commenced by or against us before the collateral trustee repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

      In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

      In addition, the indenture provides that, in the event of a bankruptcy, the trustee and the collateral trustee may not object to a number of important matters following the filing of a bankruptcy petition so long as any first-lien debt is outstanding. After such a filing, the value of the collateral securing the exchange notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to another bankruptcy proceeding.

      Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the exchange notes, the holders of the exchange notes would hold a secured claim to the extent of the value of the collateral to which the holders of the exchange notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

      Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Your right to receive payments on these exchange notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

      Some but not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our non-guarantor subsidiaries had approximately $1.1 billion of external funded indebtedness as of March 31, 2005, all of which was structurally senior to the exchange notes.

We may not have the ability to raise the funds necessary to finance a change of control offer or spin-off or reorganization transaction.

      In specific circumstances involving a change of control, spin-off or reorganization transaction, we may be required to repurchase some or all of the exchange notes. Our ability to repurchase the exchange notes in such event may be limited by our financial resources, by law, by regulation or administrative rule, by other indentures, by the terms of other agreements relating to indebtedness senior to the exchange notes and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. For example, upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all exchange notes that are outstanding at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our Amended Credit Facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

      Under the bankruptcy code and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the net realizable value of all of its assets; or

•	if the present net realizable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We cannot assure you that an active trading market for the exchange notes will develop.

      The exchange notes are new securities for which there currently is no market. Although the initial purchases of the outstanding notes have informed us that they intend to make a market in the exchange notes they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading by qualified buyers in the PORTAL market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

      In addition, the liquidity of, and trading market for, the exchange notes may also be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Risks Related to NRG Energy, Inc.

      Our business is subject to risks and uncertainties. For more information, see “Risk Factors” in our Form 10-K.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. These factors, risks and uncertainties include the factors described in our Form 10-K for the year ended December 31, 2004 and the following:

•	Our ability to successfully and timely close transactions to sell certain of our assets;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	Our potential inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to us;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements;

•	Price mitigation strategies and other market structures or designs employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	Our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward; and

•	Significant operating and financial restrictions placed on us contained in the indenture governing the notes due, our Senior Credit Facility as well as in debt and other agreements of certain of our subsidiaries and project affiliates generally.

      Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements included in this prospectus should not be construed as exhaustive.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      NRG, the subsidiary guarantors and the initial purchasers entered into registration rights agreements in connection with the issuances of the outstanding notes on December 23, 2003 and January 28, 2004. Each of the registration rights agreements provides that we and the subsidiary guarantors will take the following actions, at our expense, for the benefit of the holders of the notes:

•	Within 150 days after December 23, 2003, we will use all commercially reasonable efforts to file an exchange offer registration statement for the notes, of which this prospectus is a part, relating to the exchange offer. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions.

•	We will use all commercially reasonable efforts to cause such exchange offer registration statement to be declared effective by the SEC under the Securities Act within 210 days after December 23, 2003.

•	We will commence the exchange offer and use all commercially reasonable efforts to issue within 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all notes tendered in the exchange offer.

      We will be required to use all commercially reasonable efforts to file a shelf registration statement covering resales of the outstanding notes under certain circumstances set forth in the registration rights agreements.

      We will pay additional interest on the notes for the periods described below if:

•	we do not file the required registration statement on time;

•	the SEC does not declare the required registration statement effective on time;

•	we do not complete the offer to exchange the notes for the exchange notes within 30 business days after the date specified for effectiveness of the registration statement; or

•	the shelf registration statement or the exchange offer registration statement, as applicable, is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreements.

      You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a “registration default.” When there is a registration default, we will pay liquidated damages on the notes, for the first 90-day period immediately following the occurrence of the first registration default, in an amount equal to $.05 per week per $1,000 principal amount of notes. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes. From May 22, 2004 until the effective date of the registration statement of which this prospectus is a part, we were in a registration default. As a result, on the next interest payment date, holders will receive liquidated damages on our outstanding notes accrued from the last interest payment date through the date the registration statement was declared effective.

      If we are required to pay liquidated damages in the future, we will pay them to you in cash on the same dates that we make interest payments on the notes, until we remedy all registration defaults.

      Following the consummation of the exchange offer, holders of the outstanding notes who were eligible to participate in the exchange offer but who did not tender their outstanding notes will not have any further registration rights and their outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

      The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

      As of the date of this prospectus, $1,350,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on June 10, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

      Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The term “expiration date” will mean 5:00 p.m., New York City time, on July 15, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

      The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on December 15, 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

      Interest on the exchange notes is payable semi-annually on each June 15 and December 15, commencing on December 15, 2005.

Procedures for Tendering

      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

      By executing the letter of transmittal, each holder will make to us the representations set forth above.

      The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

      The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(1) the tender is made through a member firm of the Medallion System;

(2) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(3) the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1) specify the name of the person having deposited the outstanding notes to be withdrawn;

(2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “— Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

      Law Debenture Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/ Certified Mail: 767 Third Avenue, 31st Floor New York, New York 10017	By Hand Prior to 4:30 p.m., New York City time: 767 Third Avenue, 31st Floor New York, New York 10017

Facsimile Transmission:

(212) 750-1361

For Information Telephone:

(212) 750-0888

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities law of any state of the United States.

Resale of the Exchange Notes

      With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

      This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

      On December 23, 2003, we used the net proceeds from the issuance and sale of $1,250.0 million of outstanding notes, together with proceeds from our Amended Credit Facility and cash, to, among other things:

•	repay certain notes (including accrued interest) issued by NRG Northeast Generating LLC, which we refer to as the “Northeast Genco Notes”;

•	repay certain notes (including accrued interest) issued by NRG South Central Generating, which we refer to as the “South Central Notes”;

•	repay certain indebtedness (including accrued interest) of NRG MidAtlantic Generating LLC;

•	pay a settlement amount associated with the repayment of the Northeast Genco Notes and the South Central Notes;

•	make a $500.0 million distribution to certain of our former unsecured creditors pursuant to the NRG plan of reorganization;

•	pre-fund a $250.0 million letter of credit subfacility under the Amended Credit Facility; and

•	pay fees and expenses related to the offering of the outstanding notes and the Amended Credit Facility.

      We used the net proceeds from the offering of $475.0 million of the 8% Second Priority Senior Secured Notes on January 28, 2004 to repay a portion of the Amended Credit Facility.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization at March 31, 2005. This table should be read in conjunction with our consolidated financial statements and the related notes thereto, the sections “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

At March 31, 2005

(Dollars in millions)
(Unaudited)
Cash and cash equivalents	$763.0
Restricted cash	78.3

Total Cash	$841.3

Long-term debt (including revolving line of credit):
Amended Credit Facility:
Term Loan Facility	$798.9
Revolving Credit Facility(1)	—
Outstanding notes(2)	$1,306.4
Xcel Energy Note(3)	9.4
Existing non-guarantor debt(4)	611.6

Total debt, before capital leases	$2,726.3
Capital leases	502.1

Total debt and capital leases	$3,228.4
Total stockholders’ equity	2,610.1

Total capitalization	$5,838.5

(1)	Total borrowing availability under the revolving credit facility portion of the Amended Credit Facility is $150.0 million, none of which was drawn at March 31, 2005.

(2)	The outstanding note balance has been increased by $25.9 million because the tack-on offering was sold at a premium and decreased by $21.8 million as a result of an unfavorable mark-to-market on an interest rate swap entered into in March 2004.

(3)	Xcel Energy Note has been reduced by $0.6 million as a result of marking the debt to a market rate of 9% in connection with our Fresh Start reporting on December 5, 2003. The stated interest rate of the note is 3%.

(4)	Existing non-guarantor debt has been reduced by $61.7 million as a result of marking the debt to a market rate in connection with our Fresh Start reporting on December 5, 2003. For more information on the various components of our debt, refer to Note 18 to our audited consolidated financial statements on our Form 10-K.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following are the audited consolidated ratios of earnings to fixed charges for each of the periods set forth below in the five-year three-month period ended March 31, 2005:

				January 1,	December 6,
	Year Ended			2003	2003
	December 31,			Through	Through	Year Ended	Three Months
				December 5,	December 31,	December 31,	Ended March 31,
	2000	2001	2002	2003	2003	2004	2005

Ratio of earnings to fixed charges	1.81	1.26	—	9.82	1.63	1.77	—

      The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pre-tax income/(loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. For the period January 1, 2003 through December 5, 2003, the earnings include a one time earning of $4,118,636,000 due to Fresh Start adjustments. Earnings were insufficient to cover fixed charges by approximately $3.0 billion for the year ended December 31, 2002 and approximately $11.1 million for the three months ended March 31, 2005.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “NRG” refers only to NRG Energy, Inc. and not to any of its subsidiaries.

      NRG issued the outstanding notes under an indenture dated as of December 23, 2003 among itself, the Guarantors and Law Debenture Trust Company of New York, as trustee, in private transactions on December 23, 2003 and January 28, 2004 that were not subject to the registration requirements of the Securities Act. Any notes that remain outstanding after completion of the exchange offer, together with the exchange notes (as defined in the indenture) will be treated as a single class of notes under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents and collateral trust agreement referred to below under the caption “— Security” contain the terms of the security interests that secure the notes.

      The following description is a summary of the material provisions of the notes, the indenture, the collateral trust agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read those agreements because they, and not this description, define your rights as holders of the notes. Copies of those agreements are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. Unless otherwise required by the context, references in this description to the “notes” includes the notes issued to the initial purchasers in private transactions that were not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act.

      The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes

      The notes:

•	will be general obligations of NRG;

•	will be secured on a second-priority basis together with all obligations of NRG under any future Parity Lien Debt, by security interests in all assets of NRG other than the Excluded Assets, subject to the liens securing NRG’s obligations under the Credit Agreement and any other Priority Lien Debt and other Permitted Prior Liens;

•	will be effectively subordinated to NRG’s obligations under the Credit Agreement and any other Priority Lien Obligations, which will be secured on a first-priority basis by the same assets of NRG that secure the notes;

•	will be pari passu in right of payment with all other senior indebtedness of NRG, including the outstanding notes and Indebtedness under the Credit Agreement and the Creditor Notes, if any;

•	will be senior in right of payment to any future subordinated Indebtedness of NRG, if any; and

•	will be guaranteed by the Guarantors.

The Subsidiary Guarantees

      Each guarantee of the notes:

•	will be general obligations of the Guarantors;

•	will be secured on a second-priority basis together with all obligations of that Guarantor under any future Parity Lien Debt, by security interests in all assets of that Guarantor other than the Excluded Assets, subject to the liens securing the Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Debt and other Permitted Prior Liens;

•	will be effectively subordinated to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the notes;

•	will be pari passu in right of payment with all other senior indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

      Pursuant to the indenture, NRG will be permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. NRG also will be permitted to incur additional Indebtedness as Parity Lien Debt or Additional Non-Recourse Debt, in each case, subject to the covenant described below under “Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants — Liens.” As of March 31, 2005, NRG had $798.9 million of Priority Lien Debt and $1.3 billion of Parity Lien Debt outstanding.

      The operations of NRG are conducted through its subsidiaries and, therefore, NRG depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Not all of NRG’s subsidiaries will guarantee the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of these non-guarantor subsidiaries. Any right of NRG to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that NRG is itself recognized as a creditor of the subsidiary, in which case the claims of NRG would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by NRG. Our guarantor subsidiaries accounted for approximately 72.9% of NRG’s revenues from wholly-owned operations for the year ended December 31, 2004. Our guarantor subsidiaries held approximately 66.3% of NRG’s consolidated assets as of March 31, 2005.

      As of March 31, 2005, NRG’s non-guarantor subsidiaries had approximately $1.1 billion in aggregate principal amount of external funded indebtedness and the outstanding trade payables of NRG and its Subsidiaries was $129.7 million. Approximately 31.8% of these trade payables would have constituted obligations of NRG and the Guarantors. See “Risk Factors — Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates, or reorganizes.”

      As of the date of the indenture, all of NRG’s subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” NRG will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” NRG’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. NRG’s Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

      NRG issued $1.725 billion in aggregate principal amount of notes in the offerings on December 23, 2003 and January 28, 2004. In January 2005 and March 2005 NRG purchased $25 million and $15.8 million, respectively, of notes at market prices and on February 4, 2005, NRG redeemed and retired $375.0 million of notes. NRG may issue additional notes from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants — Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes and any additional notes will also be treated as a single class of secured creditors under the collateral trust agreement and the security documents. NRG will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2013.

      Interest on the notes will accrue at the rate of 8.0% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2004. Interest on the notes will accrue from December 23, 2003. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. NRG will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder of notes has given wire transfer instructions to NRG, NRG will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless NRG elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. NRG may change the paying agent or registrar without prior notice to the holders of the notes, and NRG or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. NRG is not required to transfer or exchange any note selected for redemption. Also, NRG is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

      NRG’s payment obligations under the notes and all related Parity Lien Obligations will be guaranteed on an unconditional basis by each of NRG’s current and future Restricted Subsidiaries, other than the Excluded Subsidiaries for so long as they constitute Excluded Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” The Subsidiary Guarantees of the notes will be secured, on a second-priority basis, equally and ratably with any future Parity Lien Debt, by security interests in all of the assets of the Guarantors except Excluded Assets, subject to liens securing Priority Lien Debt and other Permitted Prior Liens.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than NRG or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee, the relevant security documents and the registration rights agreement (unless all material obligations in that agreement have been performed) pursuant to supplemental agreements reasonably satisfactory to the trustee and the collateral trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      So long as no Bankruptcy Case or Insolvency Proceeding is pending at the time, the Subsidiary Guarantee of a Guarantor will be released automatically and all security interests granted by the Guarantor to the collateral trustee will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) NRG or a Restricted Subsidiary of NRG, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if NRG designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge;” or

(5) upon a dissolution of a Guarantor that is permitted under the indenture.

      See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

      At any time prior to December 15, 2006, NRG may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by NRG and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

      On or after December 15, 2008, NRG may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

      On February 4, 2005, we redeemed and retired $375.00 million of outstanding notes. At the same time, we paid $30 million for the early redemption premium on the redeemed notes, $4.1 million in accrued but unpaid interest on the redeemed notes and $0.4 million in accrued but unpaid liquidated damages on the redeemed notes.

Mandatory Redemption

      NRG is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require NRG to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, NRG will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, NRG will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, NRG will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by NRG.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      NRG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require NRG to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

      Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that NRG repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      NRG will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by NRG and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of NRG and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NRG to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NRG and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      NRG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Sale of Collateral) unless:

(1) NRG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of or, in the case of Specified Joint Venture Sales, receives consideration at least equal to the value prescribed by the agreements relating to such specified joint ventures as in effect on the date of the indenture;

(2) at least 75% of the consideration received in the Asset Sale by NRG or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on NRG’s most recent consolidated balance sheet, of NRG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NRG or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by NRG or any such Restricted Subsidiary from such transferee that are converted by NRG or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion; and

(c) except in the case of a Sale of Collateral, any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant; and

(3) in the case of a Sale of Collateral, NRG (or the Restricted Subsidiary, as the case may be) will deposit the Net Proceeds (other than Excluded Proceeds) as cash collateral in a segregated account held by the collateral trustee or its agent to secure the Secured Obligations.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than Excluded Proceeds and other than Net Proceeds from a Sale of Collateral, NRG (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

(1) to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) in the case of a sale of assets pledged to secured Indebtedness (including Capital Lease Obligations) other than Secured Debt, to repay the Indebtedness secured by those assets;

(3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Wholly-Owned Subsidiary of NRG;

(4) to make a capital expenditure;

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6) any combination of the foregoing.

      Pending the final application of any such Net Proceeds, NRG may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, other than Excluded Proceeds, or from a Casualty Event, NRG (or the Restricted Subsidiary that owned those assets, as the case may be) may apply those Net Proceeds to purchase other assets (which may include Capital Stock) that would constitute Collateral or to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

      Any Net Proceeds from Asset Sales (including Sales of Collateral but excluding Excluded Proceeds) or Casualty Events that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, NRG will make an Asset Sale Offer to all holders of notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, NRG may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      NRG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, NRG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      The Credit Agreement contains and future agreements governing NRG’s other Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require NRG to repurchase the notes upon a Change of Control, an Asset Sale or Casualty Event could cause a default under these other agreements, even if the Change of Control, Asset Sale or Casualty Event itself does not, due to the financial effect of such repurchases on NRG. In the event a Change of Control, Asset Sale or Casualty Event occurs at a time when NRG is prohibited from purchasing notes, NRG could seek the consent of the holders of Priority Lien Debt to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If NRG does not obtain a consent or repay those borrowings, NRG will remain prohibited from purchasing notes. In that case, NRG’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement and could constitute a default under other indebtedness. Finally, NRG’s ability to pay cash to the holders of notes upon a repurchase may be limited by NRG’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenant When Notes Rated Investment Grade

      If on any date following the date of the indenture:

(1) the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade Rating; and

(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of the following two paragraphs, the covenants specifically listed under the following captions will be suspended as to the notes:

(a) “— Repurchase at the Option of Holders — Asset Sales;” provided that those provisions relating to the Sale of Collateral and the application of the proceeds therefrom will remain in full force and effect and will not be suspended;

(b) “— Restricted Payments;”

(c) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(d) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(e) “— Designation of Restricted and Unrestricted Subsidiaries;”

(f) “— Transactions with Affiliates;” and

(g) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

Clauses (a) through (g) above are collectively referred to as the “Suspended Covenants.”

      During any period that the foregoing covenants have been suspended, NRG’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “— Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

      If at any time the notes are downgraded from an Investment Grade Rating by either S&P or Moody’s, the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the notes subsequently attain an Investment Grade Rating from each of S&P and Moody’s (in which event the Suspended Covenants will again be suspended for such time that the notes maintain an Investment Grade Rating from each of S&P and Moody’s); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under the indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of NRG or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the notes attain an Investment Grade Rating from each of S&P and Moody’s and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to the reinstatement, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

Restricted Payments

      NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of NRG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NRG or any of its Restricted Subsidiaries) or to the direct or indirect holders of NRG’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NRG or to NRG or a Restricted Subsidiary of NRG);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving NRG) any Equity Interests of NRG or any direct or indirect parent of NRG (other than any such Equity Interests owned by NRG or any Restricted Subsidiary of NRG);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee of the notes (excluding any intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a payment, purchase, redemption, defeasance, acquisition or retirement of any subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) NRG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NRG and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of NRG for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of NRG’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by NRG since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of NRG (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of NRG that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of NRG), plus

(c) 100% of the aggregate net cash proceeds received upon the sale or other disposition of any Investment (other than a Permitted Investment) made since the date of the indenture; plus the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the date of the indenture, in each case to NRG or any Restricted Subsidiary from such Person; plus to the extent that the ability to make Restricted Payments was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to NRG’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; provided, in each case, that the foregoing may not exceed, in the aggregate, the amount of all Investments which previously reduced the ability to make Restricted Payments, plus

(d) 50% of any dividends received by NRG or a Restricted Subsidiary of NRG that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of NRG, to the extent that such dividends were not otherwise included in Consolidated Net Income of NRG for such period.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NRG) of, Equity Interests of NRG (other than Disqualified Stock) or from the contribution of common equity capital to NRG; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Indebtedness of NRG or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of NRG to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NRG or any Restricted Subsidiary of NRG held by any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement, employee benefit plan or (b) the cancellation of Indebtedness owing to NRG or any of its Restricted Subsidiaries from any current or former officer, director or employee of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (a) may not exceed $1.0 million in any twelve-month period and $5.0 million in the aggregate since the date of the indenture; provided, further that (i) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by NRG and its Restricted Subsidiaries after the date of the indenture less any amount previously applied to the making of Restricted Payments pursuant to this clause (5) and (ii) cancellation of the Indebtedness owing to NRG from employees, officers, directors and consultants of NRG or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of NRG from such Persons shall be permitted under this clause (5) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

(6) the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of NRG or any Restricted Subsidiary of NRG issued on or after the date of the indenture in accordance with the terms of the indenture;

(8) payments, not to exceed $2.0 million in the aggregate since the date of the indenture, to holders of NRG’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(9) the consummation of the Refinancing Transactions and the transactions specifically provided for in the NRG Plan of Reorganization as in effect on the date of the indenture;

(10) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of NRG pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of NRG);

(11) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and after the completion of the offer to repurchase the notes as described above under the caption “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Capital Stock or Indebtedness that is contractually subordinated to the notes or any subsidiary guarantee required under the terms of such Capital Stock or Indebtedness as a result of such Change of Control; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NRG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $35.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

      NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and NRG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that NRG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for NRG’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by NRG and PMI (and the guarantee thereof by the Guarantors) of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of NRG and its Restricted Subsidiaries thereunder) not to exceed $1.45 billion less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the date of the indenture with the Net Proceeds of Asset Sales (other than Excluded Proceeds) and Casualty Events and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by NRG or any of its Restricted Subsidiaries since the date of the indenture as a result of the application of the Net Proceeds of

Asset Sales (other than Excluded Proceeds) and Casualty Events in accordance with the covenant described above under the caption “Asset Sales” (excluding temporary reductions in revolving credit borrowings as contemplated by that covenant);

(2) the incurrence by NRG and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by NRG and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used in the business of NRG or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $150.0 million at any time outstanding;

(5) the incurrence by NRG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (11), (13) or (16) of this paragraph;

(6) the incurrence by NRG or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NRG and any of its Restricted Subsidiaries; provided, however, that:

(a) if NRG or any Guarantor is the obligor on such Indebtedness and the payee is not NRG or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of NRG, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NRG or a Restricted Subsidiary of NRG and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either NRG or a Restricted Subsidiary of NRG; will be deemed, in each case, to constitute an incurrence of such Indebtedness by NRG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of NRG’s Restricted Subsidiaries to NRG or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than NRG or a Restricted Subsidiary of NRG; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either NRG or a Restricted Subsidiary of NRG; will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by NRG or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) the guarantee by (i) NRG or any of the Guarantors of Indebtedness of NRG or a Restricted Subsidiary of NRG that was permitted to be incurred by another provision of this covenant; (ii) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (iii) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five business days;

(11) the Xcel Note and the Creditor Notes, if any;

(12) the incurrence by NRG or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by NRG or a Restricted Subsidiary in the ordinary course of business;

(13) the incurrence of Additional Non-Recourse Debt by any Excluded Subsidiary if, immediately after giving effect to the incurrence of such Additional Non-Recourse Debt and the application of the proceeds therefrom, NRG’s pro forma Secured Leverage Ratio would not exceed 2.75 to 1.0;

(14) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of NRG or any Restricted Subsidiary of NRG providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(15) the incurrence by NRG or any Restricted Subsidiary of NRG of Indebtedness represented by letters of credit, guarantees of Indebtedness or other similar instruments to the extent (i) such instruments are cash collateralized and (ii) NRG or such Restricted Subsidiary would have been permitted to expend the funds used to cash collateralize such instrument directly under the terms of the indenture; and

(16) the incurrence by NRG and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $250.0 million.

      NRG will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of NRG or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of NRG solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, NRG will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of NRG as accrued.

      For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at the date of determination, and

(b) the amount of the Indebtedness of the other Person;

provided that any changes in any of the above shall not give rise to a default under this covenant.

Liens

      NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

      NRG will not, and will not permit any of its Restricted Subsidiaries to, grant or permit to exist a Lien upon any property (whether then held by it or to be acquired by it at a future time) as security for any Parity Lien Debt, unless (1) such Lien secures all Parity Lien Obligations (including the notes) on an equal and ratable basis and (2) the collateral trustee holds an enforceable and perfected Lien upon such property as security equally and ratably for all Parity Lien Obligations.

Sale and Leaseback Transactions

      NRG will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that NRG or any Guarantor may enter into a sale and leaseback transaction if:

(1) NRG or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction, as determined in good faith by the Board of Directors of NRG; and

(3) if such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by, and NRG applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

      NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to NRG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to NRG or any of its Restricted Subsidiaries;

(2) make loans or advances to NRG or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to NRG or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, the Creditor Notes, if any, and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the security documents and the Subsidiary Guarantees (including the exchange notes and related Subsidiary Guarantees);

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts, agreements, leases, permits and licenses entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of NRG’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which NRG or any Restricted Subsidiary of NRG is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of NRG or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of NRG or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(12) any instrument governing Indebtedness or Capital Stock of a Person acquired by NRG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(13) Indebtedness of a Restricted Subsidiary of NRG existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by NRG;

(14) with respect to clause (3) of the first paragraph of this covenant only, restrictions encumbering property at the time such property was acquired by NRG or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and

(15) any encumbrance or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of NRG’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

      NRG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not NRG is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of NRG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) NRG is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than NRG) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to a supplemental indenture duly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than NRG) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of NRG under the notes, the indenture, the registration rights agreement and the security documents pursuant to supplemental agreements reasonably satisfactory to the trustee and the collateral trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) (i) NRG or the Person formed by or surviving any such consolidation or merger (if other than NRG), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) NRG’s Fixed Charge Coverage Ratio is greater after giving pro forma effect to such consolidation or merger and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period than NRG’s actual Fixed Charge Coverage Ratio for the period.

      In addition, NRG may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of NRG with an Affiliate solely for the purpose of reincorporating NRG in another jurisdiction; and

(2) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among NRG and its Restricted Subsidiaries, including by way of merger or consolidation.

Transactions with Affiliates

      NRG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of NRG (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to NRG (as reasonably determined by NRG) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NRG or such Restricted Subsidiary with an unrelated Person; and

(2) NRG delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, an opinion as to the fairness to NRG or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by NRG or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of NRG in good faith;

(2) transactions between or among NRG and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of NRG) that is an Affiliate of NRG solely because NRG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of NRG;

(5) any issuance of Equity Interests (other than Disqualified Stock) of NRG or its Restricted Subsidiaries to Affiliates of NRG;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) any agreement in effect as of the date of the indenture or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Holders than the original agreement as in effect on the date of the indenture;

(8) payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by the Board of Directors of NRG in good faith;

(9) the existence of, or the performance by NRG or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by NRG or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect;

(10) transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Consolidation or Sale of Assets;”

(11) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture that are fair to NRG and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of NRG or the senior management thereof, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party;

(12) any repurchase, redemption or other retirement of Capital Stock of NRG held by employees of NRG or any of its Subsidiaries at a price not in excess of the Fair Market Value thereof and, if greater than $1.0 million, approved by the Board of Directors;

(13) loans or advances to employees or consultants in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(14) the Reorganization Events and the Refinancing Transactions and the payment of all fees and expenses related thereto; and

(15) any agreement to do any of the foregoing.

Business Activities

      NRG will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to NRG and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

      If NRG or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary) after the date of the indenture or if any Excluded Subsidiary that is a Domestic Subsidiary ceases to be an Excluded Subsidiary after the date of the indenture, then such newly acquired or created Subsidiary, or former Excluded Subsidiary, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created or ceased to be an Excluded Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by NRG and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by NRG. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of

Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Payments for Consent

      NRG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, NRG will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if NRG were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if NRG were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on NRG’s consolidated financial statements by NRG’s independent registered public accounting firm. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, NRG will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

      If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, NRG is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, NRG will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. NRG agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept NRG’s filings for any reason, NRG will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if NRG were required to file those reports with the Commission.

      In addition, NRG and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Security

      The obligations of NRG with respect to the notes, the obligations of the Guarantors under the guarantees, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of NRG, the Guarantors and NRG’s other Restricted Subsidiaries under the Note Documents will be secured equally and ratably by second-priority security interests in the Collateral granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations. These Liens will be junior in priority to the Liens securing Priority Lien Obligations up to the Priority Lien Cap and other Permitted Prior Liens. The Liens securing Priority Lien Obligations will also be held by the collateral trustee. In addition, certain assets will be pledged to secure obligations under the Credit Agreement that will not be pledged to secure the notes.

      The Collateral comprises all of the assets of NRG and the Guarantors, other than the Excluded Assets. Although the Excluded Perfection Assets will be included in the Collateral, NRG and the Guarantors will not be required to perfect the second-priority security interests in such assets and, as a result, the security interest granted to the collateral trustee in those assets may not have priority with respect to a competing security interest in those assets in favor of another secured creditor.

Collateral Trust Agreement

      On the date of the indenture, NRG and the Guarantors entered into a collateral trust agreement with the collateral trustee, which sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of NRG or any Guarantor at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations.

Collateral Trustee

      Deutsche Bank Trust Company Americas has been appointed collateral trustee pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

•	the notes;

•	all other Parity Lien Obligations outstanding from time to time; and

•	all Priority Lien Obligations outstanding from time to time.

      The collateral trust agreement provides that the collateral trustee may not be the same institution serving as a Parity Debt Representative or a Priority Debt Representative, but any Priority Debt Representative may serve as an agent for the collateral trustee.

      The collateral trustee will hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce, all Liens on the Collateral created by the security documents.

      Except as provided in the collateral trust agreement or as directed by an Act of Instructing Debtholders, the collateral trustee will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

      NRG will deliver to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

Enforcement of Security Interests

      If the collateral trustee at any time receives a Notice of Actionable Default or other notice that an Actionable Default has occurred and is continuing, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the collateral trustee in any event may (but shall not be obligated to) take or refrain from taking such action with respect to any Actionable Default as it may deem advisable and in the best interest of the holders of Secured Obligations.

Order of Application

      The collateral trust agreement provides that if, pursuant to the exercise of any default remedies set forth in any security document, any Collateral is sold or otherwise realized upon by the collateral trustee, the proceeds received by the collateral trustee in respect of such Collateral will be distributed by the collateral trustee in the following order of application:

      FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees or any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent in connection with any security document;

      SECOND, to the respective Priority Debt Representatives for application to the payment of Priority Lien Obligations equally and ratably, or to be held by the Priority Debt Representatives pending such application, until all Priority Lien Obligations have been paid in full in cash or the cash amount held by the Priority Debt Representatives in respect of all Priority Lien Obligations is sufficient to pay all Priority Lien Obligations in full in cash;

      THIRD, to the respective Parity Debt Representatives for application to the Parity Lien Obligations entitled to the benefit of such Collateral equally and ratably, or to be held by the Parity Debt Representatives pending such application, until all Parity Lien Obligations have been paid in full in cash or the cash amount held by the Parity Debt Representatives in respect of all Parity Lien Obligations is sufficient to pay all Parity Lien Obligations in full in cash; and

      FOURTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations entitled to the benefit of such Collateral shall be paid to NRG or the other applicable Obligor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

      If any Parity Debt Representative or any holder of a Parity Lien Obligation collects or receives any proceeds in respect of the Parity Lien Obligations that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of a Bankruptcy Case or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations, in the form received, duly indorsed to the collateral trustee, to be applied in accordance with the provisions set forth above under this caption “— Order of Application.” Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and shall be deemed to be held segregated from other funds and property held by such Parity Debt Representative or such holder of a Parity Lien Obligation.

Release of Liens on Collateral

      The collateral trust agreement provides that the collateral trustee’s Liens upon the Collateral will be released:

(1) in whole, upon (a) the payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged, (b) the return in full of all outstanding Credit-Linked Deposits (or similar deposits) made under all Secured Debt Documents and (c) the termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by NRG or any other Obligor in a transaction or other circumstance which is not prohibited by all of the Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

(3) as to any Collateral other than Collateral being released pursuant to clauses (1) or (2) of this paragraph, if consent to the release of such Collateral has been given by an Act of Instructing Debtholders; provided that if such Collateral represents all or substantially all of the Collateral, consent to release of such

Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt under the applicable Secured Debt Document, and in each case, such release has become effective in accordance with such consent.

Further Assurances; Insurance

      The collateral trust agreement and the other security documents provide that NRG and each of the other Obligors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of the applicable Secured Obligations, duly created and enforceable and except in the case of any Excluded Perfection Assets, perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets which become Collateral pursuant to the definition thereof after the notes are issued, subject, in the case of Parity Lien Obligations, only to the Priority Liens and those Liens that arise by operation of law and are not voluntarily granted, in each case as contemplated by the Secured Debt Documents.

      Upon the reasonable request of the collateral trustee at any time and from time to time, NRG and each of the other Obligors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

      NRG and the Guarantors (1) will keep their properties adequately insured at all times by financially sound and reputable insurers, which, in the case of any insurance on any mortgaged property, are licensed to do business in the States where the applicable mortgaged property is located; (2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; (3) maintain such other insurance as may be required by law; and (4) maintain such other insurance as otherwise required by the security documents. Upon the request of the collateral trustee, NRG and the Guarantors will furnish to the collateral trustee full information as to their property and liability insurance carriers.

Amendment of Security Documents

      The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Instructing Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral trustee therein, or adding or maintaining any guarantee, will become effective when executed and delivered by NRG or any other applicable Obligor party thereto and the collateral trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any Secured Debtholder (a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Instructing Debtholders” or “Actionable Default”), (b) to share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral, in each case that has not been released in accordance with the provisions described above under “— Release of Liens on Collateral” or (c) to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,” will become effective without consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3) no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

      Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “— Release of Liens on Collateral.”

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt; Sharing Confirmation

      The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral; or

(6) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Liens at any time granted by NRG or any other Obligor to secure any of the Parity Lien Debt shall secure, equally and ratably, all present and future Parity Lien Obligations; and

(b) all proceeds of all Liens at any time granted by NRG or any Obligor to secure any of the Parity Lien Debt and other Parity Lien Obligations shall be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

      The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Sharing Confirmation to the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Note Liens

      The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral; or

(6) the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time granted by NRG or any other Obligor to secure any of the Parity Lien Debt will be subject and subordinate to Priority Liens securing Priority Lien Obligations up to the Priority Lien Cap.

      The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision.

      In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Release of Security Interests in Respect of Notes

      The indenture and the collateral trust agreement provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance;” or

(3) upon payment in full and discharge of all notes outstanding under the indenture and all related Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by NRG or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by NRG or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture or the security documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NRG or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NRG or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more (excluding any amounts paid out of the claims reserve established pursuant to the NRG Plan of Reorganization); provided that this clause (5) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such

Indebtedness to a Person that is not an Affiliate of NRG; (ii) Non-Recourse Debt of NRG Peaker Finance Company LLC; and (iii) Non-Recourse Debt of NRG or any of its Restricted Subsidiaries (except to the extent that NRG or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation, for any Indebtedness thereunder and such liability, individually or in the aggregate, exceeds $50.0 million (excluding any amounts paid out of the claims reserve established pursuant to the NRG Plan of Reorganization));

(6) one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (excluding therefrom any amount covered by insurance as to which the insurer has acknowledged in writing its coverage obligation) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against NRG any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of NRG or any Restricted Subsidiary to enforce any such judgment;

(7) material breach by NRG or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the security documents, the repudiation by NRG or any of its Restricted Subsidiaries of any of its material obligations under any of the security documents or the unenforceability of any of the security documents against NRG or any of its Restricted Subsidiaries for any reason with respect to Collateral having an aggregate Fair Market Value of $25.0 million or more;

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Guarantor (or any group of Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Subsidiary Guarantee(s); and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to NRG or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NRG, any Restricted Subsidiary (other than the Exempt Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all notes that are outstanding may declare all the notes to be due and payable immediately.

      Subject to certain limitations, holders of a majority in principal amount of the notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the notes that are then outstanding have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of NRG with the intention of avoiding payment of the premium that NRG would have had to pay if NRG then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of NRG with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

      NRG is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, NRG is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of NRG or any Guarantor, as such, will have any liability for any obligations of NRG or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      NRG may, at its option and at any time, elect to have all of its obligations discharged with respect to notes that are outstanding and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of the notes that are then outstanding to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) NRG’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and NRG’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, NRG may, at its option and at any time, elect to have the obligations of NRG and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) NRG must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and NRG must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) NRG has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, NRG has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which NRG or any Guarantor is a party or by which NRG or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which NRG or any of its Subsidiaries is a party or by which NRG or any of its Subsidiaries is bound;

(6) NRG must deliver to the trustee an officers’ certificate stating that the deposit was not made by NRG with the intent of preferring the holders of notes over the other creditors of NRG with the intent of defeating, hindering, delaying or defrauding creditors of NRG or others; and

(7) NRG must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

      The Collateral will be released from the Lien securing the notes, as provided under the caption “— Provisions of the Indenture Relating to Security — Release of Security Interests in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the Subsidiary Guarantee and the indenture;

(9) release any Collateral from the Liens created by the security documents except as specifically provided for in the indenture and the security documents; or

(10) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, NRG, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of NRG’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of NRG’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents;

(7) to conform the text of the indenture, the security documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees the security documents or the notes;

(8) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date hereof; or

(9) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to NRG, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and NRG or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which NRG or any Guarantor is a party or by which NRG or any Guarantor is bound;

(3) NRG or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) NRG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, NRG must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

      The Collateral will be released from the Lien securing the notes, as provided under the caption “— Provisions of the Indenture Relating to Security — Release of Security Interests in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

      If the trustee becomes a creditor of NRG or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

      The holders of a majority in principal amount of the notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture, collateral trust agreement, security documents and registration rights agreement without charge by writing to NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attention: Treasurer.

Book-Entry, Delivery and Form

      Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. NRG takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised NRG that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised NRG that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, NRG and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither NRG, the trustee nor any agent of NRG or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised NRG that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or NRG. Neither NRG nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and NRG and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised NRG that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither NRG nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies NRG that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, NRG fails to appoint a successor depositary;

(2) NRG, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes, if any.

Same Day Settlement and Payment

      NRG will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. NRG will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. NRG expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised NRG that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

      “Account” has the meaning assigned to that term in the UCC.

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Act of Instructing Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the Priority Debt Representatives representing the holders of Priority Lien Debt constituting more than 50% of the sum of:

(a) the aggregate outstanding amount of all Priority Lien Debt; and

(b) the face amount of any outstanding letters of credit issued under Priority Lien Documents or, if such direction is delivered in respect of any act other than the enforcement of remedies or the protections of Liens on Collateral, 50% of the sum of:

(a) the aggregate outstanding amount of all Priority Lien Debt;

(b) the aggregate undrawn commitments with respect to all Priority Lien Debt; and

(c) the face amount of all outstanding letters of credit issued under any Priority Lien Debt Document; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the Parity Debt Representatives representing the Required Parity Debtholders.

      For this purpose, Secured Debt registered in the name of, or beneficially owned by, NRG or any Affiliate of NRG will be deemed not to be outstanding and neither NRG nor any Affiliate of NRG shall be entitled to vote to direct the relevant Secured Debt Representative.

      “Actionable Default” means:

(1) prior to the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Priority Lien Document, the result of which is that:

(a) the holders of Priority Lien Debt under such Priority Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b) such Secured Obligations automatically become due and payable prior to the stated maturity thereof; and

(2) at any time after the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Parity Lien Document, the result of which is that:

(a) the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b) such Secured Obligations automatically become due and payable prior to the stated maturity thereof.

      “Additional Non-Recourse Debt” means Indebtedness of an Excluded Subsidiary of NRG that would qualify as Non-Recourse Debt but for the fact that Excluded Subsidiaries are obligors with respect thereto.

      “Administrative Agent” means Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent under the Credit Agreement.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Arrangers” means Credit Suisse First Boston, acting through its Cayman Islands Branch, and Lehman Brothers Inc., as joint lead arrangers under the Credit Agreement.

      “Asset Acquisition” means (1) an Investment by NRG or any Restricted Subsidiary of NRG in any other Person if, as a result of such Investment, such Person becomes a Restricted Subsidiary of NRG, or is merged with or into NRG or any Restricted Subsidiary of NRG, or (2) the acquisition by NRG or any Restricted Subsidiary of NRG of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of NRG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of NRG’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions for which NRG or its Restricted Subsidiaries receive aggregate cash consideration of less than $30.0 million;

(2) a transfer of assets or Equity Interests between or among NRG and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of NRG to NRG or to a Restricted Subsidiary of NRG;

(4) the sale or lease of products or services in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(6) the licensing of intellectual property;

(7) the sale, lease, conveyance or other disposition for value of fuel or emission credits in the ordinary course of business;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(10) a disposition of assets (other than any assets securing Secured Debt) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action.

      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Bankruptcy Case” means any case under Title 11 of the United States Code or any or any comparable foreign law equivalent, or any successor bankruptcy law commenced voluntarily or involuntarily against NRG or any other Obligor.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

      “Cash Equivalents” means:

(1) United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition; and

(6) money market funds that invest primarily in securities described in clauses (1) through (5) of this definition.

      “Casualty Event” means any damage to or destruction of a Facility that results in insurance proceeds in excess of $30.0 million.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NRG and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NRG or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2) the adoption of a plan relating to the liquidation or dissolution of NRG;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of NRG, measured by voting power rather than number of shares;

(4) NRG consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, NRG, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NRG or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NRG outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5) the first day on which a majority of the members of the Board of Directors of NRG are not Continuing Directors.

      “Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

      “Class” means all Secured Parties having the same priority.

      “Collateral” means all properties and assets of the Obligors, now or hereafter acquired, other than the Excluded Assets.

      “Collateral Agent” means Credit Suisse First Boston, acting through its Cayman Islands Branch, under the Credit Agreement.

      “collateral trustee” means Deutsche Bank Trust Company Americas in its capacity as collateral trustee under the collateral trust agreement, together with its successors in such capacity.

      “Commodity Account” has the meaning assigned to that term in the UCC.

      “Commodity Contract” has the meaning assigned to that term in the UCC.

      “Confirmation Order” means a certified order confirming any of the Plans.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss (including any loss on the extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect of the threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) all non-recurring costs and expenses of NRG and its Restricted Subsidiaries incurred in connection with the Reorganization Events, including but not limited to non-recurring costs and expenses incurred in the related financing transactions and as a result of operating changes implemented within 18 months of the completion of the Reorganization Events; plus

(5) the amount of any restructuring charges (including, without limitation, retention, severance, facility closure costs and benefit charges) related to the Reorganization Events; plus

(6) any professional and underwriting fees related to any equity offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture and, in each case, deducted in such period in computing Consolidated Net Income; plus

(7) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(8) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; in each case, on a consolidated basis and determined in accordance with GAAP; provided, however, that Consolidated Cash Flow of NRG will exclude the Consolidated Cash Flow attributable to Excluded Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Subsidiary of that Consolidated Cash Flow is not, as a result of an Excluded Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Subsidiary Debt Agreement; provided that the Consolidated Cash Flow of the Excluded Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for purposes of the covenant described above under the caption “ — Restricted Payments” only, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of NRG who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Core Collateral” shall mean all Equity Interests in, and property and assets of, NRG MidAtlantic, NRG Northeast and NRG South Central and their respective subsidiaries (other than NRG Sterlington Power LLC, NRG Big Cajun I Peaking Power LLC and Bayou Cove Peaking Power LLC for so long as such entities shall constitute Excluded Project Subsidiaries), whether now owned or hereafter acquired.

      “Credit Agreement” means that certain Credit Agreement, dated as of December 23, 2003 by and among NRG; PMI; the lenders party thereto; Credit Suisse First Boston, acting through its Cayman Islands Branch, and Lehman Brothers, Inc., as joint lead book runners and joint lead arrangers; Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and collateral agent; and Lehman Commercial Paper Inc., as syndication agent; providing for up to $1.450 billion of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Credit Agreement Agent” means, at any time, so long as the Credit Agreement is in effect, the Person serving at such time as the “Administrative Agent” under the Credit Agreement or any other representative of the Lenders then most recently designated by the Lenders in accordance with the terms of the Credit Agreement, in a written notice delivered to each Secured Debt Representative and the collateral trustee, as the Credit Agreement Agent for the purposes of each of the Priority Lien Documents, and, at any time when the Credit Agreement shall no longer be in effect, the person serving at such time as the “Agent” or the “Administrative Agent” under the applicable Credit Facility or any other representative of the lenders thereunder then most recently designated by such lenders in accordance with the terms of the agreement relating to such facility, in a written notice delivered to each Secured Debt Representative and the collateral trustee, as the Credit Agreement Agent for the purposes of each of the Priority Lien Documents.

      “Credit Agreement Documents” means the Credit Agreement and the security documents relating to the Credit Agreement.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Credit-Linked Deposits” means the cash deposit made by the Lenders to reimburse drawings on certain letters of credit issued under the Credit Agreement, which deposit is held by the Administrative Agent in accordance with the Credit Agreement.

      “Creditor Notes” shall mean unsecured notes issued by NRG in an aggregate principal amount of up to $100.0 million which may be issued pursuant to the NRG Plan of Reorganization to certain holders of unsecured pre-petition claims against NRG and PMI to the extent that NRG does not maintain a reserve for such claims after the date of the indenture; provided that such notes (a) shall have an interest rate not to exceed 10%, (b) shall not be guaranteed by any Subsidiaries of NRG and (c) shall not have a stated maturity, and shall not be subject to repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by the indenture), prior to the date that is seven years following the date of the indenture.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Deposit Account” shall have the meaning assigned to such term in the UCC.

      “Discharge of Priority Lien Obligations” means the occurrence of all of the following: (a) termination of all commitments to extend credit that would constitute Priority Lien Debt; (b) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit); (c) discharge or cash collateralization (at 100% of the aggregate undrawn amount) of all outstanding letters of credit constituting Priority Lien Debt; (d) return in full in cash of any Credit-Linked Deposits to the applicable Lenders and (e) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require NRG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that NRG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “ — Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that NRG and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

      “Domestic Subsidiary” means any Restricted Subsidiary of NRG that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of NRG.

      “equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between the Secured Parties of the same Class, that such Liens or proceeds:

(1) shall be allocated and distributed first to each Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of (and, in the case of the Credit Agreement, any Credit-Linked Deposits) and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2) shall be allocated and distributed (if any remain after payment in full of all of the principal of (and, in the case of the Credit Agreement, any Credit-Linked Deposit) and interest and premium (if any) on all outstanding Secured Obligations within that Class) to each Secured Debt Representative for each outstanding series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class with respect to such outstanding Series of Secured Debt within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made;

it being understood and agreed that Liens and proceeds will not be shared between Classes.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of NRG pursuant to (1) a public offering or (2) a private placement to Persons who are not Affiliates of NRG.

      “Excluded Assets” means each of the following:

(1) any lease, license, contract, property right or agreement to which any Obligor is a party or any of such Obligor’s rights or interests thereunder if and only for so long as the grant of a security interest under the security documents shall constitute or result in a breach, termination, default or invalidity under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the security documents, immediately and automatically, at such time as such consequences shall no longer result;

(2) any interests in real property owned or leased by any Obligor only for so long as such interest represents an Excluded Perfection Asset;

(3) any Equity Interests in any Excluded Project Subsidiary the pledge of which pursuant to the security documents would constitute a default under the applicable Non-Recourse Debt in respect of which it is an obligor and any voting Equity Interests in excess of 66% (or 65% in certain cases) of the total outstanding voting Equity Interests in any Excluded Foreign Subsidiary;

(4) any Deposit Account, Securities Account or Commodities Account (and all cash and cash equivalents and Commodity Contracts permitted by the terms of the Secured Debt Documents that are held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account is subject to a Lien permitted under clause (19) of the definition of “Permitted Liens”;

(5) the Equity Interests in, and all properties and assets of, NRG Energy Insurance Ltd. (Cayman Islands);

(6) the Equity Interests in, and all properties and assets of, NRGenerating Holdings (No. 4) GmbH (only for so long as such entity shall remain a direct subsidiary of NRG International LLC and shall have no assets other than those owned on the date of the indenture), NRGenerating III (Gibraltar), NRGenerating Holdings (No. 23) BV, NRGenerating IV Gibraltar, ONSITE Marianas Corporation and NRG Pacific Corporate Services Pty Ltd.;

(7) the Equity Interests in, and all properties and assets of, NRG Latin America Inc., Sterling Luxembourg (No. 4) S.a.r.l, NRGenerating Luxembourg (No. 6) S.a.r.l., NRGenerating Holdings (No. 21) BV and Compania Boliviana de Energia Electrica S.A. (Cobee Nova Scotia);

(8) the Equity Interests in NRG Sterlington Power LLC and Big Cajun I Peaking Power LLC for so long as such Equity Interests are pledged within 90 days of the date of the indenture to the lenders of Non-Recourse Debt of NRG Peaker Finance Company LLC existing on the date of the indenture;

(9) any Equity Interest of a person (other than a Subsidiary) held by any Obligor if and for so long as the pledge thereof under the security documents shall constitute or result in a breach, termination or default under any joint venture, stockholder or partnership agreement between such Obligor and one or more other holders of Equity Interests of such person; provided that (a) such Obligor shall have used reasonable efforts to obtain the consent or waiver of such other holders of Equity Interests of such person to such a pledge and such consent or waiver shall not have been obtained and (b) such Equity Interest shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the security documents, immediately and automatically, at such time as such consequences shall no longer result;

(10) all personal property and equipment (except two heat recovery steam generators) of Meriden Gas Turbines LLC; provided that such equipment is transferred to Dick Corporation within 180 days of the date of the indenture;

(11) all properties and assets of NRG Energy Inc.’s resource recovery facility located at North Newport, MN and all property and assets of NRG Energy Inc.’s resource recovery facility located at Elk River, MN if and for so long as the grant of a security interest therein under the security documents shall constitute or result in a breach, termination or default under any service agreement with the applicable municipalities in which such facilities reside; provided that (a) the Company shall have used reasonable efforts to obtain the consent or waiver of such municipalities to the grant of such security interests and such consent or waiver shall not have been obtained and (b) such properties and assets shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall result and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the security documents, immediately and automatically, at such time as such consequences shall no longer result;

(12) any Account of PMI solely to the extent that (a) such Account relates to the sale by PMI of power or capacity that was purchased by PMI from a Subsidiary that is an Excluded Project Subsidiary and (b) the grant of a security interest in such Account under the security documents shall constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Non-Recourse Debt of such Subsidiary (as such agreement or instrument is in effect on the date of the indenture);

(13) the Deposit Account (and all cash held therein not to exceed $37,000,000) which has been pledged to ANZ Bank to cash collateralize a letter of credit issued by ANZ Bank and the Deposit Account (and all cash held therein not to exceed $600,000) which has been pledged to Bremer Bank to cash collateralize a letter of credit issued by Bremer Bank; provided that each such Deposit Account (and all cash held therein) shall automatically cease to be an Excluded Asset from and after the date that is 60 days after the date of the indenture;

(14) the Equity Interests in either of the NEO Companies to the extent that a grant of a security interest in such Equity Interests under the security documents shall constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Non-Recourse Debt of their subsidiaries (as such agreement or instrument is in effect on the date of the indenture);

(15) the Deposit Account established by NRG pursuant to the NRG Plan of Reorganization in respect of the Consolidated Edison dispute and all cash held therein not to exceed (x) $11,700,000 as of the date of the indenture plus (y) any amounts required by the NRG Plan of Reorganization to be deposited therein in respect of invoices owing to Consolidated Edison; provided that such Deposit Account (and all cash therein) shall automatically cease to be an Excluded Asset from and after the date that such dispute is resolved in accordance with the NRG Plan of Reorganization; and

(16) the Xcel Cash.

      “Excluded Foreign Subsidiary” means, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (1) a corporation or (2) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation; provided that none (a) of NRG MidAtlantic, NRG Northeast or NRG South Central or any of their respective Subsidiaries may at any time be an Excluded Foreign Subsidiary and (b) notwithstanding the foregoing, the following entities will be deemed to be “Excluded Foreign Subsidiaries”: Sterling Luxembourg (No. 4) S.a.r.l., Tosli Acquisition BV, NRGenerating (No. 6) S.a.r.l., NRGenerating Holdings (No. 4) GmbH (only for so long as such entity shall remain a direct subsidiary of NRG International LLC and shall have no assets other than those owned on the date of the indenture), NRGenerating Holdings (No. 23) BV, NRG Pacific Corporate Services Pty Ltd., NRGenerating III (Gibraltar) and NRGenerating IV (Gibraltar).

      “Excluded NEO Subsidiaries” means NEO Hackensack LLC and NEO Prime Deshecha LLC, in each case, if and for so long as the provision of a full and unconditional guarantee by such subsidiary of the notes will constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt of such subsidiary; provided that such subsidiary shall be an Excluded NEO Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist.

      “Excluded Perfection Assets” means each of the following:

(1) any Specified Assets Held for Sale if and only to the extent that the grant of a security interest with respect thereto cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of any Specified Assets Held for Sale that consist of Equity Interests, either the filing of a financing statement under the UCC of the relevant jurisdiction or the possession of certificates representing such Equity Interests; provided that any of such Specified Assets Held for Sale that are not sold or otherwise disposed of by NRG or any of its Subsidiaries to any person other than NRG or any of its subsidiaries within 12 months of the issue date of the notes shall cease to be an Excluded Perfection Asset; and

(2) any other property or assets (other than any Core Collateral except (i) the lease of Dunkirk Power LLC relating to 347 Seneca Street, Buffalo, NY, (ii) the lease of Astoria Gas Turbine Power LLC relating to the Consolidated Edison site located at 31-02 20th Avenue, Astoria, NY, (iii) the lease of Astoria Gas Turbine Power LLC relating to the A-11 dock located at 31-02 20th Avenue, Astoria, NY, (iv) the lease of NRG New Roads Holding LLC relating to the turbine storage facilities located at GTS Duratek, 1790 Dock Street, Memphis, TN, (v) the lease of NRG New Roads Holding LLC relating to the turbine storage facilities located at Liebherr American Inc., 4100 Chestnut, Newport News, VA and (vi) the lease of NRG New Roads Holding LLC relating to the warehouse facilities for turbine storage located at Tidewater Warehouses, Bay 3, 814 Childs Avenue, Hampton, VA) in which a security interest cannot be perfected by the filing of a financing statement under the UCC of the relevant jurisdiction or, in the case of Equity Interests, either the filing of a financing statement under the UCC of the relevant jurisdiction or the possession of certificates representing such Equity Interests; provided that such property or assets shall not have a Fair Market Value at any time exceeding $2.0 million (or, if such property or asset is a Deposit Account or Securities Account, $250,000) individually or $20.0 million in the aggregate and, to the extent that the Fair Market Value of any such property or asset shall exceed $2.0 million (or, if such property or asset is a Deposit Account or Securities Account, $250,000) individually, such property or asset shall cease to be an Excluded Perfection Asset and, to the extent that the Fair Market Value of such property or assets shall exceed $20.0 million in the aggregate at any time, such property or assets shall cease to be Excluded Perfection Assets to the extent of such excess Fair Market Value.

      “Excluded Proceeds” means any Net Proceeds of an Asset Sale involving the sale of Specified Assets Held for Sale.

      “Excluded Project Subsidiary” shall mean, at any time, (a) any subsidiary of NRG existing on the date of the indenture that is an obligor with respect to Non-Recourse Debt outstanding at such time and (b) any Subsidiary that is an Excluded Project Subsidiary as of the date of the indenture (so long as such Subsidiary does not become (and remain for a period of 365 days or more) a Guarantor after the date of the indenture) or (c) any Subsidiary that becomes a Subsidiary after the date of the indenture that is an obligor with respect to Additional Non-Recourse Debt outstanding at such time, in each case, if and for so long as the grant of a security interest in the property or assets of such subsidiary or the pledge of the Equity Interests of such subsidiary, in each case in favor of the collateral trustee for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt; provided that such subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; provided further, that none of NRG MidAtlantic, NRG Northeast or NRG South Central or any of their respective Subsidiaries (other than NRG Sterlington Power LLC, NRG Big Cajun I Peaking Power LLC and Bayou Cove Peaking Power LLC for so long as such entities shall constitute Excluded Project Subsidiaries) may at any time be an Excluded Project Subsidiary.

      “Excluded Subsidiaries” means the Excluded Project Subsidiaries, the Excluded Foreign Subsidiaries, the Excluded NEO Subsidiaries and the Immaterial Subsidiaries.

      “Excluded Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Subsidiary Debt Default.”

      “Excluded Subsidiary Debt Default” shall mean, with respect to any Excluded Subsidiary, the failure of such Excluded Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

      “Exempt Subsidiaries” means, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP Kendall Energy LLC, LSP-Pike Energy LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, LSP Energy Limited Partnership, NRG Batesville LLC, LSP Batesville Funding Corporation, LSP Batesville Holding LLC, LSP Energy, Inc., NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC and NRG Sterlington Power LLC.

      “Existing Indebtedness” means Indebtedness of NRG and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

      “Facility” means a power or energy generation facility.

      “Facility Instruments” has the meaning set forth in the (i) Affirmation Agreement, dated as of August 9, 1993, by and among Northern States Power Company, NRG and Ramsey and Washington Counties and (ii) the Agreement and Consent for Transfer to NRG, dated as of August 20, 2001, between Northern States Power Company, NRG, Anoka County, Hennepin County, Sherburne County and Tri-County Solid Waste Management Commission, as in effect on the date of the indenture.

      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of NRG (unless otherwise provided in the indenture).

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on the same pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of NRG (other than Disqualified Stock) or to NRG or a Restricted Subsidiary of NRG, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

      “Guarantors” means each of:

(1) NRG’s Restricted Subsidiaries other than the Excluded Foreign Subsidiaries, the Excluded Project Subsidiaries, the Excluded NEO Subsidiaries and the Immaterial Subsidiaries; and

(2) any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

      “Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of NRG that is designated by the Company as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of NRG’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating income for the most recent 12-month period for which income statement information is available not exceeding 5% of NRG’s consolidated revenues and operating income, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or

(6) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      “Insolvency Proceeding” means:

(1) any proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of NRG or any other Obligor, any receivership or assignment for the benefit of creditors relating to NRG or any other Obligor or any similar case or proceeding relative to NRG or any other Obligor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to NRG or any other Obligor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of NRG or any other Obligor are determined and any payment or distribution is or may be made on account of such claims.

      “Investment Grade Rating” means a rating equal to or higher than BBB- by S&P and equal to or higher than Baa3 by Moody’s.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NRG or any Subsidiary of NRG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of NRG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of NRG, NRG will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of NRG’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by NRG or any Subsidiary of NRG of a Person that holds an Investment in a third Person will be deemed to be an Investment by NRG or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

      “LA Generating Subsidiaries” means Louisiana Generating LLC and its subsidiaries.

      “Lenders” means, at any time, the parties to the Credit Agreement then holding (or committed to provide) loans, letters of credit, Credit-Linked Deposits or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under the Credit Agreement.

      “Lien” means, with respect to any asset:

(1) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset;

(2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(3) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.

      “Liquidated Damages” means all Liquidated Damages then owing pursuant to the registration rights agreements.

      “Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or prospects of NRG and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Credit Agreement or any of the security documents or the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent, the collateral trustee or the secured parties under the Credit Agreement or any of the security documents.

      “MidAtlantic Subsidiaries” means NRG MidAtlantic Generating LLC and its Subsidiaries.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor entity.

      “NEO Companies” means NEO Hackensack LLC and NEO Prima Deshecha LLC.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means:

(1) the aggregate cash proceeds received by NRG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or a Casualty Event, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or a Casualty Event, taxes paid or payable as a result of the Asset Sale or a Casualty Event, in each case, after taking into account any available tax deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale or Casualty Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and

(2) all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any Casualty Event that are not applied to the repair, replacement or rebuilding of the applicable Facility to the extent commercially feasible, other than business interruption insurance proceeds net of direct costs relating to the collection of such proceeds.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither NRG nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except to the extent otherwise permitted by the Credit Agreement as in effect on the date of the indenture;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of NRG (other than the notes, the Priority Lien Debt and any Parity Lien Debt) or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) in the case of Non-Recourse Debt incurred after the date of the indenture, as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NRG or any of its Restricted Subsidiaries except as otherwise permitted by clauses (1) or (2) above.

      “Northeast Subsidiaries” means NRG Northeast Generating LLC and its Subsidiaries.

      “Note Documents” means the indenture, the notes, each Sharing Confirmation and the security documents.

      “Notice of Actionable Default” means a written notice given to the collateral trustee stating that an Actionable Default has occurred and is continuing, delivered by:

(1) prior to the Discharge of Priority Lien Obligations, the Secured Debt Representative for the holders of Priority Lien Obligations that are governed by the Secured Debt Document pursuant to which such Actionable Default has occurred; and

(2) following the Discharge of Priority Lien Obligations, the Secured Debt Representative for the holders of Parity Lien Obligations that are governed by the Secured Debt Document pursuant to which such Actionable Default has occurred.

      “NRG MidAtlantic” means NRG MidAtlantic Generating LLC, a Delaware limited liability company.

      “NRG Northeast” means NRG Northeast Generating LLC, a Delaware limited liability company.

      “NRG Plan of Reorganization” means the plan of reorganization dated October 10, 2003, filed by NRG and certain of its affiliates, including NRG Power Marketing, Inc., under Chapter 11 of the Bankruptcy Code, as the same was modified and confirmed by the Bankruptcy Court in an order dated November 24, 2003, which, among other things, provides for: (1) a settlement with Xcel Energy Inc. pursuant to the Xcel Settlement Agreement under which NRG is expected to receive $640 million from Xcel Energy Inc., in exchange for a global release of claims from NRG and its creditors; and (2) the pro rata distribution to certain creditors of (a) Xcel Cash of which (i) $515 million will be paid to certain of the pre-petition creditors in 2004, (ii) an additional $25 million (to the extent that NRG satisfies certain liquidity requirements) is expected to be paid to certain of the pre-petition creditors in 2004 and (iii) the remaining $100 million (to the extent that NRG satisfies certain liquidity requirements) may be used by NRG for any other purpose permitted by the terms of the indenture; (b) 100 million shares of NRG’s common stock; and (c) the potential issuance of $100.0 million of Creditor Notes.

      “NRG South Central” means NRG South Central Generating LLC, a Delaware limited liability company.

      “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not any drawings has been made thereon and including, in the case of the Credit Agreement, any obligations to return Credit-Linked Deposits), interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the loans or notes and reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Obligor” means NRG and the applicable Guarantors.

      “Parity Debt Representative” means:

(1) in the case of the notes, the trustee; or

(2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, and who has executed a collateral trust joinder.

      “Parity Lien” means a Lien granted by a security document to the collateral trustee upon any property of NRG or any other Obligor to secure Parity Lien Obligations.

      “Parity Lien Debt” means:

(1) the notes; and

(2) any other Indebtedness (including additional notes) that is permitted to be incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”:

(a) the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness of an Excluded Subsidiary outstanding as of the date of the indenture or other Parity Lien Debt if such Indebtedness constitutes Permitted Refinancing Indebtedness; or

(b) on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.75:1.0;

provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

(i) on or before the date on which such Indebtedness was incurred by NRG such Indebtedness is designated by NRG, in an officers’ certificate delivered to each Parity Debt Representative and the collateral trustee on or before such date, as Parity Lien Debt for the purposes of the indenture and the collateral trust agreement;

(ii) such Indebtedness is governed by an indenture or other agreement that includes a Sharing Confirmation; and

(iii) all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the Liens granted to the collateral trustee, for the benefit of the Secured Parties, to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iv) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the collateral trustee’s Liens on the Collateral, if NRG delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt, together with an opinion of counsel stating that such officers’ certificate has been duly authorized by the Board of Directors of NRG and has been duly executed and delivered, and the holders of such Indebtedness and Obligations in respect thereof will be entitled to rely conclusively thereon).

      “Parity Lien Documents” means, collectively, the Note Documents, and the indenture or agreement governing each other Series of Parity Lien Debt and all agreements binding on any Obligor related thereto.

      “Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

      “Parity Lien Secured Parties” mean the holders of Parity Lien Obligations and any Parity Lien Debt.

      “Permitted Business” means the business of acquiring, constructing, managing, developing, improving, owning and operating Facilities, as well as any other activities reasonably related to the foregoing activities (including acquiring and holding reserves), including investing in Facilities.

      “Permitted Investments” means:

(1) any Investment in NRG or in a Restricted Subsidiary of NRG that is a Guarantor;

(2) any Investment in an Immaterial Subsidiary;

(3) any Investment in an Excluded Foreign Subsidiary for so long as the Excluded Foreign Subsidiaries do not collectively own more than 20% of the consolidated assets of NRG as of the most recent fiscal quarter end for which financial statements are publicly available;

(4) any issuance of letters of credit in an aggregate amount not to exceed $125.0 million solely for working capital requirements and general corporate purposes of any of the Excluded Subsidiaries;

(5) any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Credit Facility to which it is a party);

(6) any Investment by NRG or any Restricted Subsidiary of NRG in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of NRG and a Guarantor or an Immaterial Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NRG or a Restricted Subsidiary of NRG that is a Guarantor;

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(8) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NRG;

(9) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of NRG or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(10) Investments represented by Hedging Obligations;

(11) loans or advances to employees made in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(12) repurchases of the notes or pari passu Indebtedness;

(13) any Investment in securities of trade creditors or customers received in compromise of obligations of those Persons incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(14) negotiable instruments held for deposit or collection in the ordinary course of business;

(15) receivables owing to NRG or any Restricted Subsidiary of NRG created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as NRG of any such Restricted Subsidiary of NRG deems reasonable under the circumstances;

(16) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(17) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(18) any Investment made since the date of the indenture in Persons engaged primarily in Permitted Businesses, if after giving effect to such Investment, such Person is or will become a Restricted Subsidiary of NRG; provided that the aggregate Fair Market Value of Investments made pursuant to this clause (18) (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, does not exceed 10% of the consolidated assets of NRG as of the most recent fiscal quarter end for which financial statements are publicly available; and

(19) other Investments made since the date of the indenture in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $200.0 million; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of NRG and a Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (19).

      “Permitted Liens” means:

(1) Liens held by the collateral trustee on assets of NRG or any Guarantor securing Priority Lien Obligations of NRG or such Guarantor relating to Priority Lien Debt having an aggregate principal amount not exceeding the Priority Lien Cap;

(2) Liens held by the collateral trustee equally and ratably securing the notes to be issued on the date of the indenture and all future Parity Lien Debt and other Parity Lien Obligations;

(3) Liens on assets of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries that was permitted by the terms of the indenture to be incurred;

(4) Liens (a) in favor of NRG or any of the Guarantors; (b) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary and (c) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of NRG or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of NRG and its Restricted Subsidiaries;

(16) inchoate statutory Liens arising under ERISA incurred in the ordinary course of business;

(17) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with NRG or any Subsidiary of NRG; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with NRG or the Subsidiary;

(18) Liens on property (including Capital Stock) existing at the time of acquisition of the property by NRG or any Subsidiary of NRG; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(19) Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service, (ii) agreements relating to Hedging Obligations or netting agreements representing commodity price contracts or derivatives or (iii) agreements relating to Hedging Obligations entered into with qualified counterparties representing interest rate swaps or derivatives;

(20) Liens arising from Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of the indenture);

(21) Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary as of the date of the indenture;

(22) Liens granted in favor of Xcel Energy, Inc. pursuant to the Xcel Settlement Agreement as in effect on the date of the indenture on NRG’s interest in all revenues received by NRG pursuant to the Facility Instruments; and

(23) Liens incurred in the ordinary course of business of NRG or any Subsidiary of NRG with respect to obligations that do not exceed $25.0 million at any one time outstanding.

      “Permitted Prior Liens” means (a) Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap, (b) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents.

      “Permitted Refinancing Indebtedness” means any Indebtedness of NRG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of NRG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) such Indebtedness is incurred either by NRG (and may be guaranteed by any Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Plans” means (a) the NRG plan of reorganization, (b) the joint plan of reorganization with respect to NRG Northeast and NRG South Central, or (c) any other plan of reorganization with respect to any other Significant Subsidiary of NRG, or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary of NRG.

      “PMI” means NRG Power Marketing Inc., a Delaware corporation.

      “Priority Debt Representative” means:

(1) in the case of the Credit Agreement, the Administrative Agent; or

(2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has executed a collateral trust joinder.

      “Priority Lien” means a Lien granted by a security document to the collateral trustee, for the benefit of the Priority Lien Secured Parties, upon any property of NRG or any other Obligor to secure Priority Lien Obligations.

      “Priority Lien Cap” means, as of any date, an amount equal to the Indebtedness outstanding under, and the aggregate Credit-Linked Deposits made pursuant to, the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility in an aggregate principal amount not to exceed the sum of the amount provided by clause (1) of the definition of Permitted Debt, as of any date, plus the amount provided by clause (16) of the definition of Permitted Debt. For purposes of this definition of Priority Lien Cap, all letters of credit shall be valued at face amount, whether or not drawn.

      “Priority Lien Debt” means:

(1) the Indebtedness under, together with the aggregate amount of all Credit-Linked Deposits made pursuant to, the Credit Agreement; and

(2) Indebtedness, including any deposit that is similar to the Credit-Linked Deposits, under any other Credit Facility that is secured by a Priority Lien that was permitted to be incurred under clause (1) of the definition of “Permitted Liens,”

but only if on or before the day on which such Indebtedness under a Credit Facility described in clause (2) above is incurred by any applicable Obligor such Indebtedness is designated by the Obligor, in an officers’ certificate delivered to each Parity Debt Representative and the collateral trustee on or before such date, as Priority Lien Debt for the purposes of each of the Parity Lien Documents and the collateral trust agreement.

      “Priority Lien Documents” means the Credit Agreement, the Credit Agreement Documents, the security documents, indenture or other agreement governing any other Credit Facility pursuant to which any Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.

      “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt and includes, in the case of the Credit Agreement and any other Credit Facility the Indebtedness under which constitutes Priority Lien Debt, any Hedging Obligations that are permitted to be incurred by the terms of each Secured Debt Document and are permitted by the terms of the Priority Lien Documents relating to each Series of Priority Lien Debt to be secured equally and ratably with the Priority Lien Obligations thereunder.

      “Priority Lien Secured Parties” means the holders of Priority Lien Obligations and any Priority Lien Debt.

      “Pro Forma Cost Savings” means, with respect to any period, reductions in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter reference period and on or prior to the transaction date that were (1) directly attributable to an Asset Acquisition or Asset Sale and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) actually implemented by NRG or the business that was the subject of such Asset Acquisition or Asset Sale within six months of the date of the Asset Acquisition or Asset Sale and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

      “Refinancing Transactions” has the meaning set forth under the caption “Summary — The Financing Transactions.”

      “Reorganization Events” has the meaning set forth under the caption “Summary — The Plans of Reorganization.”

      “Required Parity Debtholders” means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class. For this purpose, Parity Lien Debt registered in the name of, or beneficially owned by, NRG or any Affiliate of NRG will be deemed not to be outstanding and neither NRG nor any Affiliate will be entitled to vote to direct the relevant Parity Debt Representative.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Revolving Loans” means the revolving loans and commitments made by the Lenders under the Credit Agreement.

      “S&P” means Standard & Poor’s Ratings Group or any successor entity.

      “Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

      “Secured Debt” means Parity Lien Debt and Priority Lien Debt.

      “Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

      “Secured Debtholder” means, at any time, a person which then is the holder of any Secured Debt (including any Credit-Linked Deposits or similar deposits) or has any commitment with respect to the issuance of Secured Debt or the issuance of any letters of credit under any Secured Debt Document or the making of any loans under any Secured Debt Document.

      “Secured Debt Representative” means each Parity Debt Representative and each Priority Lien Representative.

      “Secured Leverage Ratio” means, on any date, the ratio of:

(1) the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries of NRG outstanding on such date including, without limitation, Non-Recourse Debt (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of NRG and its Restricted Subsidiaries thereunder) to

(2) the aggregate amount of NRG’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

      In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(4) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Secured Obligations” means the Parity Lien Obligations and the Priority Lien Obligations.

      “Securities Account” shall have the meaning assigned to such term in the UCC.

      “security documents” means one or more security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by NRG or any other Obligor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

      “Secured Parties” means the Parity Lien Secured Parties and the Priority Lien Secured Parties.

      “Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

      “Series of Priority Lien Debt” means, severally, the extensions of credit under the Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained and shall include, in the case of the Credit Agreement and any other Credit Facility the Indebtedness under which constitutes Priority Lien Debt, any obligations in respect of Hedging Agreements that are permitted to be incurred by the terms of the Priority Lien Documents relating to each Series of Priority Lien Debt to be secured equally and ratably with the Priority Lien Obligations.

      “Series of Secured Debt” means, severally, the notes and each other Series of Parity Lien Debt, the extensions of credit under the Credit Agreement and each Series of Priority Lien Debt.

      “Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations shall be and are secured equally and ratably by all Liens at any time granted by NRG or any other Obligor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens shall be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions in the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

      “Specified Assets Held for Sale” means those assets specified in the indenture as potentially being held for sale.

      “Specified Joint Venture Sale” means the sale after the date of the indenture by NRG or a Subsidiary of NRG of its Equity Interest in Enfield Energy Centre Limited or TermoRio S.A. to one or more holders of the remaining Equity Interest therein pursuant to the terms of the joint venture agreements relating thereto.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Subsidiary Guarantee” means the Guarantee by each Guarantor of NRG’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

      “Term Loans” means the term loans and Credit-Linked Deposits made by the Lenders under the Credit Agreement.

      “UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

      “Unrestricted Subsidiary” means any Subsidiary of NRG that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with NRG or any Restricted Subsidiary of NRG unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NRG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NRG;

(3) is a Person with respect to which neither NRG nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by the Credit Agreement as in effect on the date of the indenture; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NRG or any of its Restricted Subsidiaries except as otherwise permitted by the Credit Agreement as in effect on the date of the indenture.

      Any designation of a Subsidiary of NRG as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of NRG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” NRG will be in default of such covenant. The Board of Directors of NRG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NRG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or foreign national qualifying Capital Stock or other ownership interests) will at the time be owned by such Person or by one or more wholly-owned Restricted Subsidiaries of such Person.

      “Xcel” means Xcel Energy Inc., a Minnesota corporation.

      “Xcel Cash” means all amounts paid in cash by Xcel Energy Inc. to NRG or any of its Subsidiaries after the date of the indenture in connection with the Xcel Settlement Agreement.

      “Xcel Settlement Agreement” means the Settlement Agreement, delivered as of the effective date of the NRG Plan of Reorganization, by and among Xcel Energy Inc., NRG and each of the subsidiaries party thereto, which was approved by the United States Bankruptcy Court for the Southern District of New York on November 24, 2003.

      “Xcel Note” means that certain promissory note made by NRG in favor of Xcel in an initial principal amount of $10.0 million and issued pursuant to the terms and conditions of the Joint Plan of Reorganization approved by the United States Bankruptcy Court for the Southern District of New York on November 24, 2003.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash pursuant to this prospectus at the offering price on the cover page of this prospectus. Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

      As used herein, “United States Holder” means a beneficial owner of the notes who or that is for United States federal income tax purposes:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

      If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

      We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

United States Holders

     Interest

      Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes. In certain circumstances (see “Description of Notes — Repurchase at the Option of Holders — Change of Control” and “Description of Notes —

Registration Rights; Liquidated Damages”) we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

     Market Discount

      A United States Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A United States Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

      In general, “market discount” would be calculated as the excess of a note’s issue price, within the meaning of Section 1273 of the Code, over its purchase price. If a United States Holder purchases a note at a “market discount,” any gain on sale of that note attributable to the United States Holder’s unrecognized accrued market discount would generally be treated as ordinary income to the United States Holder. In addition, a United States Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the United States Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

     Amortizable Bond Premium

      In general, if a United States Holder purchases a note for an amount (excluding any amount attributable to the accrued interest described below) in excess of the stated principal amount of the note, such excess will constitute bond premium. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under its regular accounting method. The notes are subject to call provisions at our option at various times, as described in this prospectus under “Description of Notes — Optional Redemption.” A United States Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If such holder does not elect to amortize bond premium that premium will decrease the gain or increase the loss it would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. United States Holders should consult their tax advisors before making this election.

      The rules governing amortizable bond premium are complicated, and United States Holders should consult their tax advisors concerning the application of these rules.

     Pre-Purchase Accrued Interest

      A portion of the price paid for a note will be allocable to interest that “accrued” prior to the date the note is purchased, which we refer to as pre-purchase accrued interest. To the extent a portion of a United States Holder’s purchase price is allocable to pre-purchase accrued interest, the note may be treated as having been purchased for an amount that excludes the pre-purchase accrued interest and, in that event, a portion of the first stated interest payment equal to the amount of excluded pre-purchase accrued interest will be treated as a nontaxable return of such pre-purchase accrued interest to the United States Holder. Amounts treated as a return of pre-purchase accrued interest will reduce a United States holder’s adjusted tax basis in the note by a corresponding amount.

     Sale or Other Taxable Disposition of the Notes

      A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in a note generally will be the United States Holder’s cost therefor, less (1) any principal payments received by such holder, (2) any amounts treated as a return of pre-issuance accrued interest (as discussed above) and (3) the amount of amortized bond premium, if any, previously taken into account with respect to the note. This gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

     Exchange Offer

      The exchange of the notes for the exchange notes will not constitute a taxable exchange for United States federal income tax purposes. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

     Backup Withholding

      A United States Holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

      United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their

United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

      A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

     Interest

      Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities. in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business within the United States.

      Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

      The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

      Payments of additional interest if we fail to register the notes as agreed may, if they become payable, be subject to United States withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to non-United States Holders unless we receive certain certifications from the non-United States Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, as described above, or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States, as described below. If we withhold tax from any payment of additional interest made to a non-United States Holder and such payment were determined not to be subject to U.S. federal tax, a non-United States Holder would be entitled to a refund of all tax withheld.

     Sale or Other Taxable Disposition of the Notes

      A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note unless (i) the gain is effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (and if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-United States Holder) and (ii) in the case of a Non- United States Holder who is an individual, such non-United States Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

     United States Trade or Business

      If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, and, if an income tax treaty applies, the non-United States Holder maintains a United States “permanent establishment” to which the interest or gain is attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Backup Withholding and Information Reporting

      Backup withholding will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-United States Holders — Interest.” However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

      Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

      Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

      Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

      Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

      The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain matters of Minnesota law will be passed upon by Leonard, Street and Deinard. Certain matters of Virginia law will be passed upon by Williams Mullen.

EXPERTS

      The consolidated financial statements and schedule of NRG Energy, Inc. as of December 31, 2004, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and schedule of NRG South Central Generating LLC and subsidiaries as of December 31, 2004 and for the year then ended, the financial statements and schedule of Louisiana Generating LLC as of December 31, 2004 and for the year then ended, the consolidated financial statements of NRG Northeast Generating LLC and subsidiaries, NRG Mid Atlantic Generating LLC and subsidiaries, NRG International LLC and subsidiaries as of December 31, 2004 and for the year then ended, the financial statements of Indian River Power LLC as of December 31, 2004 and for the year then ended, the financial statements of Oswego Harbor Power LLC (“Reorganized Company”) as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from December 6, 2003 to December 31, 2003 and the statements of operations, member’s equity/deficit and comprehensive income and cash flows of Oswego Harbor Power LLC (“Predecessor Company”) for the period from January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of NRG Energy, Inc. as of December 31, 2003 and for the period December 6, 2003 through December 31, 2003, the period January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of NRG Northeast Generating LLC, NRG South Central Generating LLC, Louisiana Generating LLC, NRG Mid Atlantic Generating LLC, Indian River Power LLC, and NRG International LLC as of December 31, 2003 and for the period from December 6, 2003 through December 31, 2003, the period from January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K dated June 15, 2005, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of West Coast Power LLC incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NRG Energy, Inc.

Offer to Exchange

$1,350,000,000 of 8% Senior Subordinated Notes due 2013, Series B

for any and all outstanding

$1,350,000,000 of 8% Senior Subordinated Notes due 2013

PROSPECTUS

June 17, 2005